FOR IMMEDIATE RELEASE:
INVISA CO-FOUNDER CHANGING ROLE EFFECTIVE
JANUARY 1, 2004

Sarasota, FL: October 16, 2003
Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company focused on commercializing the patented InvisaShield, presence-sensing technology,announced today that Invisa President and Chief Executive Officer
Steve Michael will transition to a new
leadership role as Chief Technology Officer effective
January 1, 2004. The Company plans to announce a new President and CEO shortly. Mr. Michael will report directly to the Board of Directors as he works in concert with the new President and CEO to develop new opportunities for the InvisaShield technology.
Mr. Michael stated , As an entrepreneur I am pleased that Invisa has outgrown my management skills.
When my partner and I started Invisa some twelve years ago we knew, once we succeeded in developing and beginning worldwide commercialization of InvisaShield technology that we would pass the torch to a new CEO who is capable of taking the Company to the next level. Along the way it has been my good fortune to have an excellent Board of Directors as well as a dedicated and talented team of employees. As an Invisa Director and stockholder, I look forward to announcing the appointment of our new CEO and President shortly. . As the new Chief
Technology Officer of Invisa, I am confident that we will continue to develop opportunities for the InvisaShield technology as new stand alone products and as a valuable safety or security addition to existing product lines.
Invisa Director Robert Knight said Mr. Michael has long planned to step aside once the Company had graduated to a higher level of growth. By changing
Mr. Michael s role, we can best utilize the talents of Invisa s leadership team. Mr. Michael s experience and in-depth knowledge of our technology remain invaluable assets to Invisa. Under Mr. Michael s direction, we look forward to expanding our technology applications and furthering our market penetration.
About Invisa
Invisa is commercializing the patented InvisaShield technology, which was developed through a commitment of millions of dollars and a decade of research and development. InvisaShield represents a new generation of presence sensing technology offering the potential to significantly impact the multibillion dollar life safety and security industries, which currently rely upon older technologies. For many applications, InvisaShield has provided novel presence sensing solutions, as well as operational advantages such as increased design and application flexibility, larger and more dependable sensing zones, greater effectiveness and reduced maintenance and down-time. The company initially introduced products for safety applications in the powered closure industry and is currently further expanding into the household, industrial, commercial and governmental security markets.
For Product and Technology Information: Invisa, Inc
(800) 863-9361 www.invisa.com - Corporate
Headquarters - Invisa, Inc. 4400 Independence Court,
Sarasota, Florida 34234, 941-355-9361, Fax 941-355-9373.
For Investor Relations Information: Gary Geraci,
OTC Financial Network, 781-444-6100 ext. 629,
Email: garyg@otcfn.com. Also visit http://www.otcfn.com/insa. International Investor Relations
Information: J.A. Michie - G.M. Capital Partners +41-1- 226-5000.
 Email: jamichie@gmcapital.com.
This Press Release contains certain forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as anticipates, believes, estimates, expects, plans, intends, potential and similar expressions. These statements reflect the company s current beliefs and are based upon currently available information. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the company s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.
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